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                                                                    Exhibit 23.1

                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the ResortQuest Savings & Retirement Plan of Gaylord Entertainment Company of our reports (a) dated February 9, 2004, except for the ninth paragraph of Note 16, as to which the date is March 10, 2004, with respect to the consolidated financial statements of Gaylord Entertainment Company and
(b) dated February 9, 2004, with respect to certain financial statement schedules of Gaylord Entertainment Company included in Gaylord Entertainment Company's Amendment No. 2 to its Annual Report (Form 10-K) for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

                                                   /s/ Ernst & Young LLP

Nashville, Tennessee
August 3, 2004